Exhibit 99.1

Badger Meter Reports First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--April 20, 2010--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights

  Net sales were $61,799,000 for the first quarter of 2010, a 5.4% decrease from sales of $65,324,000 for the first quarter of 2009.
  Net earnings were $5,352,000 for the first quarter of 2010, a 23.2% decrease from net earnings of $6,973,000 for the first quarter of 2009.
  Diluted earnings per share were $0.36 for the first quarter of 2010, a 23.4% decrease from earnings of $0.47 per diluted share for the first quarter of 2009.

Operations Review

“The slowdown in sales we experienced in 2009 carried into January and February of 2010, however orders increased significantly in March. Many water utilities had been delaying their purchasing decisions while waiting to see if they would receive federal stimulus funding for infrastructure improvements. The allocation of stimulus funds by each state in mid February was followed by a sharp up-tick in orders and shipments for our products. These higher order and sales levels have continued into the second quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said sales of products for water applications declined in the first quarter, while sales of specialty products were up slightly from the lows of 2009. “We recorded more than $2 million in sales of Badger® ORION® radio-frequency automatic meter reading (AMR) technology for gas meters in the first quarter, for a number of projects including a contract with Duke Energy. We are also seeing continued growth of our Badger® GALAXY® fixed-network advanced metering infrastructure (AMI) system,” said Meeusen.

“The decline in first quarter earnings reflected lower sales and higher commodity costs, particularly copper. The gross profit margin was 37.6% for the first quarter of 2010, compared to 40.1% for the first quarter of 2009. Selective price increases and ongoing cost controls helped to offset some of the impact of the volume declines and higher commodity costs,” said Meeusen.

“As previously announced, we purchased Cox Instruments, LLC, of Scottsdale, Ariz., and its subsidiary, Flow Dynamics, Inc., on April 1. This acquisition is part of our strategy to utilize our strong balance sheet to expand our product portfolio with technologies and products that leverage our core competency in flow measurement. We are hopeful that the purchase of Cox Instruments will be the first of other potential future acquisitions that could further extend our product lines into related areas,” said Meeusen.

“We were pleased to see an end to the uncertainty related to stimulus funding for our water utility customers and are hopeful that this signals a return to more typical purchasing patterns. We are also pleased with our earnings performance for the first quarter as compared to last year’s record quarter, given the continued challenges in the economy and the headwinds of increasing copper prices. We believe the higher sales going into the second quarter could help to compensate for the impact of increased commodity prices on our overall performance for the second quarter,” Meeusen added.

Annual Shareholders’ Meeting

Badger Meter’s 2010 annual meeting of shareholders will be held at 8:30 a.m. Central time on Friday, April 30, 2010, at the offices of Badger Meter Inc., 4545 W. Brown Deer Road, Milwaukee, Wis.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s first quarter 2010 results on Wednesday, April 21, 2010 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0879 and entering the passcode 60754689. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJUYH3R6H. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Wednesday, April 28, by dialing 1-888-286-8010 and entering the passcode 72145547. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter’s core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies developed both internally and with other technology companies. Badger Meter products are used in a wide variety of applications, including water, oil and chemicals.

Certain statements contained in news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and in particular in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, including volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal, at the supplier level and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the euro and the Mexican peso;
  the loss of certain single-source suppliers, and;
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available

24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Three Months Ended March 31,
(Unaudited)

	2010	2009

Net sales	$61,799,000	$65,324,000

Cost of sales	$38,590,000	$39,152,000

Gross margin	$23,209,000	$26,172,000

Selling, engineering and administration	$14,463,000	$14,704,000

Operating earnings	$8,746,000	$11,468,000

Interest expense	$100,000	$400,000

Earnings before income taxes	$8,646,000	$11,068,000

Provision for income taxes	$3,294,000	$4,095,000

Net earnings	$5,352,000	$6,973,000

Earnings per share:
Basic	$0.36	$0.47
Diluted	$0.36	$0.47

Shares used in computation of earnings per share:
Basic	14,892,254	14,689,324
Diluted	15,002,810	14,880,500

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
Assets	(unaudited)

Cash	$12,990,000	$13,329,000
Receivables	41,525,000	35,809,000
Inventories	34,732,000	32,484,000
Other current assets	6,020,000	5,058,000

Total current assets	95,267,000	86,680,000

Net property, plant and equipment	62,529,000	62,871,000
Intangible assets, at cost less accumulated amortization	23,248,000	23,603,000
Other long-term assets	10,524,000	10,904,000
Goodwill	6,958,000	6,958,000

Total assets	$198,526,000	$191,016,000

Liabilities and Shareholders’ Equity

Short-term debt and current portion long-term debt	$5,177,000	$8,003,000
Payables	14,258,000	10,773,000
Accrued compensation and employee benefits	6,327,000	6,071,000
Other liabilities	4,497,000	1,414,000

Total current liabilities	30,259,000	26,261,000

Deferred income taxes	0	0
Long-term employee benefits and other	19,933,000	20,294,000
Long-term debt	0	0
Shareholders’ equity	148,334,000	144,461,000

Total liabilities and shareholders’ equity	$198,526,000	$191,016,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702